Exhibit 99.1

IonQ Announces Third Quarter 2022 Financial Results

Third Quarter Results of $2.8M in Revenue and $16.4M in Bookings, On Track for 2022 Targets

Signs Groundbreaking $13.4M Contract with the U.S. Air Force Research Lab

Achieves 2022 Technical Milestone of 25 Algorithmic Qubits, Increases Power of IonQ Aria by 4x

Maintains 2022 Full Year Guidance

College Park, MD - IonQ (NYSE: IONQ), a leader in quantum computing, today announced financial results for the quarter ended September 30, 2022.

“The third quarter represented an important inflection point in business momentum for IonQ,” said Peter Chapman, President and CEO of IonQ. “During the quarter, we announced a $13.4 million contract with the U.S. Air Force Research Lab, which represents a major step in hitting our bookings goal for the year and in the public-private effort to bring quantum technology into the mainstream. We also achieved our technical milestone for the year of 25 algorithmic qubits, setting an industry-wide record and representing a 4x improvement in the computational power of IonQ Aria.”

“This morning, we announced that IonQ is now a trusted provider of quantum technology to Dell Technologies, one of the world’s foremost names in computing hardware. Together with Dell, we will be introducing powerful and groundbreaking new hybrid quantum-classical compute solutions to the market,” noted Chapman. “We are pleased with our third quarter progress and look forward to continuing to deliver on our track record of success.”

Third Quarter 2022 Financial Highlights

•	IonQ recognized revenue of $2.8 million for the third quarter, above the midpoint of the previously provided range, compared to $233 thousand in the prior year period.

•	IonQ achieved bookings of $16.4 million for the third quarter. As IonQ has noted on prior calls, management continues to expect bookings to be lumpy for quite some time.

•	Cash, cash equivalents and investments were $555.8 million as of September 30, 2022.

•

Net loss was $24.0 million and Adjusted EBITDA was ($13.4) million.* Excluded from Adjusted EBITDA is, among other adjustments, a non-cash loss of $1.2 million related to the change in the fair value of IonQ’s warrant liabilities.*

*	Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” and is reconciled to net loss, its closest comparable GAAP measure, at the end of this release.

Commercial Highlights

•

In September, the United States Air Force Research Lab (AFRL) announced a multi-part, $13.4 million contract with IonQ. IonQ will supply cloud access to compute on its cutting-edge trapped ion systems and certain hardware components to further research in quantum networking.

•	IonQ announced a project with the Oak Ridge National Laboratory, part of the U.S. Department of Energy, to research benchmark circuits for the discovery of new quantum chemistry applications.

•

IonQ announced a new partnership with Dell Technologies to offer joint customers a world-class hybrid computing solution, allowing for the seamless transitioning of workloads between the world’s leading quantum and classical computing hardware systems.

Technical Highlights

•

IonQ increased the computational power of its Aria system by approximately 4x, now reaching #AQ 25, up from #AQ 23. Aria was already believed to be the most powerful quantum computer known, and has now achieved IonQ’s #AQ technical milestone for 2022. Aria is available to the public via cloud access on Microsoft’s Azure Quantum Cloud.

•	IonQ announced a next generation custom chip called the multilayered glass trap (MGT), which utilizes multiple layers to route wires across the chip to enable higher qubit count per chip.

2022 Financial Outlook

•	For the fourth quarter of 2022, IonQ is expecting revenue of between $2.9 million and $3.4 million.

•	For the full year 2022, IonQ is reiterating the previously stated revenue outlook range of $10.2 million to $10.7 million.

•	IonQ is maintaining its previously stated bookings range of $23 million to $27 million for the full year 2022.

•	IonQ notes that United States government investment in quantum information science R&D nearly doubled from 2019 to 2022, going from a reported $449 million to a requested $877 million.

Third Quarter 2022 Conference Call

IonQ will host a conference call today at 4:30 p.m. Eastern time to review the Company’s financial results for the quarter ended September 30, 2022. The call will be accessible by telephone at 877-407-4018 (domestic) or 201-689-8471 (international) using passcode 13733574. The call will also be available live via webcast on the Company’s website. A telephone replay of the conference call will be available at 844-512-2921 or 412-317-6671 with access code 13733574 and will be available until 11:59 PM Eastern time, November 28, 2022. An archive of the webcast will also be available shortly after the call and will remain available for 90 days.

Non-GAAP Financial Measures

To supplement IonQ’s condensed consolidated financial statements presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. Management believes that this measure provides investors an additional meaningful method to evaluate certain aspects of the company’s results period over period. Adjusted EBITDA is defined as net loss before interest income, net, interest expense, benefit from income taxes, depreciation and amortization expense, stock-based compensation, change in fair value of assumed warrant liabilities, offering cost associated with warrants, and other non-recurring non-operating income and expenses. IonQ uses Adjusted EBITDA to measure the operating performance of its business, excluding specifically identified items that it does not believe directly reflects its core operations and may not be indicative of recurring operations. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and IonQ’s non-GAAP measures may be different from non-GAAP measures used by other companies. For IonQ’s investors to be better able to compare the Company’s current results with those of previous periods, IonQ shows a reconciliation of GAAP to non-GAAP financial measures at the end of this release.

About IonQ

IonQ, Inc. is a leader in quantum computing, with a proven track record of innovation and deployment. IonQ’s current generation quantum computer, IonQ Forte, is the latest in a line of cutting-edge systems, including IonQ Aria, a system that boasts industry-leading 25 algorithmic qubits. Along with record performance, IonQ has defined what it believes is the best path forward to scale.

IonQ is the only company with its quantum systems available through the cloud on Amazon Braket, Microsoft Azure, and Google Cloud, as well as through direct API access. IonQ was founded in 2015 by Christopher Monroe and Jungsang Kim based on 25 years of pioneering research. To learn more, visit www.ionq.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. These statements include those related to the Company’s ability to further develop and advance its quantum computers and achieve scale, including by continuing to improve its algorithmic qubits at the same pace or at all; the potential benefits of quantum computing and IonQ’s collaborations and partnerships, including its new partnership with Dell Technologies, contract with the AFRL and/or project with Oak Ridge National Laboratory, the success or outcome of new contracts entered into with IonQ customers, IonQ’s market opportunity, anticipated growth, and future financial performance, including management’s financial outlook for the fourth quarter and full year 2022. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: market adoption of quantum computing solutions and the Company’s products, services and solutions; the ability of the Company to protect its intellectual property; changes in the competitive industries in which the Company operates; changes in laws and regulations affecting the Company’s business; the Company’s ability to implement its business plans, forecasts and other expectations, and identify and realize additional partnerships and opportunities; and the risk of downturns in the market and the technology industry including, but not limited to, as a result of the COVID-19 pandemic and/or increased inflationary pressures. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of IonQ’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and other documents filed by the Company from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

IonQ, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$2,763	$233	$7,324	$451
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	733	234	2,043	742
Research and development	13,292	6,180	30,282	15,311
Sales and marketing	1,969	1,286	5,971	2,384
General and administrative	10,149	2,461	26,901	8,321
Depreciation and amortization	1,531	596	4,248	1,543

Total operating costs and expenses	27,674	10,757	69,445	28,301

Loss from operations	(24,911)	(10,524)	(62,121)	(27,850)
Change in fair value of warrant liabilities	(1,151)	—	28,358	—
Interest income, net	2,059	—	3,926	—
Offering costs associated with warrants	—	(4,259)	—	(4,259)
Other income (expense), net	20	2	(27)	7

Loss before benefit for income taxes	(23,983)	(14,781)	(29,864)	(32,102)
Benefit for income taxes	—	—	—	—

Net loss	$(23,983)	$(14,781)	$(29,864)	$(32,102)

Net loss per share attributable to common stockholders - basic and diluted	$(0.12)	$(0.12)	$(0.15)	$(0.27)
Weighted average shares used in computing net loss per share attributable to common stockholders - basic and diluted	198,301,240	120,605,457	197,255,965	119,535,167

IonQ, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$57,198	$399,025
Short-term investments	348,435	123,443
Accounts receivable	2,876	707
Prepaid expenses and other current assets	8,134	6,442

Total current assets	416,643	529,617

Long-term investments	150,154	80,110
Property and equipment, net	25,065	18,870
Operating lease right-of-use assets	3,824	4,032
Intangible assets, net	7,600	5,841
Other noncurrent assets	3,315	3,558

Total Assets	$606,601	$642,028

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$5,042	$1,882
Accrued expenses	8,177	2,647
Current portion of operating lease liabilities	582	568
Unearned revenue	4,700	3,430
Current portion of stock option early exercise liabilities	1,130	1,164

Total current liabilities	19,631	9,691

Operating lease liabilities, net of current portion	3,512	3,643
Unearned revenue, net of current portion	741	1,533
Stock option early exercise liabilities, net of current portion	1,122	1,969
Warrant liabilities	5,598	33,962
Other noncurrent liabilities	367	—

Total liabilities	$30,971	$50,798

Stockholders’ Equity:
Common stock	20	19
Additional paid-in capital	760,389	737,150
Accumulated deficit	(175,655)	(145,791)
Accumulated other comprehensive loss	(9,124)	(148)

Total stockholders’ equity	575,630	591,230

Total Liabilities and Stockholders’ Equity	$606,601	$642,028

IonQ, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(29,864)	$(32,102)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,248	1,543
Non-cash research and development arrangements	390	1,205
Amortization of customer warrant	—	219
Stock-based compensation expense	22,561	5,929
Change in fair value of warrant liabilities	(28,358)	—
Offering costs associated with warrants	—	4,259
Other, net	(38)	184
Changes in operating assets and liabilities:
Accounts receivable	(1,135)	(3,691)
Prepaid expenses and other current assets	(1,842)	(3,950)
Accounts payable	2,992	(1,191)
Accrued expenses	1,996	1,714
Unearned revenue	(555)	4,084
Other assets and liabilities	(180)	(54)

Net cash used in operating activities	(29,785)	(21,851)

Cash flows from investing activities:
Purchases of property and equipment	(8,381)	(5,295)
Capitalized software development costs	(1,491)	(1,205)
Intangible asset acquisition costs	(598)	(414)
Purchases of available-for-sale securities	(488,887)	—
Maturities and sales of available-for-sale securities	185,150	—

Net cash used in investing activities	(314,207)	(6,914)

Cash flows from financing activities:
Proceeds from stock options exercised	953	5,424
Tax withholding receipts related to vested and released restricted stock units	1,212	—
Tax withholding payments related to vested and released restricted stock units	(17)	—
Proceeds from public warrants exercised	17	—
Repurchase of early exercised stock options	—	(968)
Proceeds from merger and PIPE transaction, net of transaction costs	—	575,483

Net cash provided by financing activities	2,165	579,939

Net change in cash and cash equivalents	(341,827)	551,174
Cash and cash equivalents at the beginning of the period	399,025	36,120

Cash and cash equivalents at the end of the period	$57,198	$587,294

IonQ, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss	$(23,983)	$(14,781)	$(29,864)	$(32,102)
Interest income, net	(2,059)	—	(3,926)	—
Interest expense	—	—	—	—
Benefit for income taxes	—	—	—	—
Depreciation and amortization expense	1,531	596	4,248	1,543
Stock-based compensation	10,005	2,055	22,561	5,929
Change in fair value of assumed warrant liabilities	1,151	—	(28,358)	—
Offering cost associated with warrants	—	4,259	—	4,259

Adjusted EBITDA	$(13,355)	$(7,871)	$(35,339)	$(20,371)

IonQ Media Contact:

press@ionq.com

IonQ Investor Contact:

investors@ionq.com